Exhibit 99.1

Ashworth, Inc. Reports Second Quarter and YTD Fiscal 2008 Financial Results

  Second Quarter Earnings of $0.06 Per Share
  Third Consecutive Quarter of Year-Over-Year Revenue Growth in the Company’s Core Golf Distribution Channel

CARLSBAD, Calif.--(BUSINESS WIRE)--June 9, 2008--Ashworth, Inc. (NASDAQ:ASHW), a leading designer of on-course golf apparel and golf-inspired lifestyle sportswear, today announced unaudited financial results for its second quarter ended April 30, 2008.

Allan H. Fletcher, Chief Executive Officer of Ashworth, said, “We are pleased to report a profit for the second quarter. Throughout the second quarter, we continued to implement the strategic initiatives the Management team believes will eventually produce the desired results. Although we’ve seen some signs of improvement in our core golf distribution channel, we still believe the turnaround will take more time, sharp focus and strong execution. Our Management team is committed to doing the things we believe will, in time, position the Company for sustainable and profitable growth.”

“During the past few months we have faced difficult retail markets as well as a deteriorating economy, but we have taken steps designed to improve the Company’s operational efficiency and inventory productivity over time and we are optimistic about the future of Ashworth.”

Summary of Second Quarter Results:

Consolidated net revenue for the second quarter ended April 30, 2008 decreased 3.4% to $57.8 million as compared to $59.9 million for the second quarter of 2007. The Company reported consolidated second quarter net income of $0.9 million, or $0.06 per diluted share, compared to a net loss of $2.5 million, or $0.17 per diluted share, for the same quarter of the prior year. In the second quarter of fiscal 2007, the Company recorded a tax charge of $2.9 million or $0.20 per diluted share to establish a valuation allowance against deferred tax assets. Domestic net revenue (including Gekko Brands, LLC) decreased 5.1% to $44.8 million from $47.2 million for the same period of the prior year. International net revenue (including Ashworth, U.K., Ltd.) increased 2.9% to $13.1 million from $12.7 million for the same period of the prior year.

In the second quarter of fiscal 2008, the Company’s consolidated gross margin increased 340 basis points to 42.2% as compared to 38.8% in the second quarter of fiscal 2007. The increase in consolidated gross margins was due to an improved gross margin in the Company’s Domestic segment driven by a higher average selling price as compared to the same period of the prior year as well as a reduction in overhead expenses.

Consolidated selling, general and administrative (“SG&A”) expenses increased 4.3% to $22.8 million for the second quarter of fiscal 2008 as compared to $21.8 million for the second quarter of fiscal 2007. As a percent of net revenues, SG&A expenses were 39.4% for the second quarter of fiscal 2008 as compared to 36.5% for the same period of the prior fiscal year. The increase is largely due to increased consulting fees, primarily associated with athlete endorsements, design consultants and the consulting agreement for the services of our CEO. Also contributing was an increase in royalties due to a higher concentration of revenues from licensed products, an increase in commissions due to a higher concentration of revenues from independent sales representatives and the expense related to the employment and non-compete agreements entered into with the principals of Gekko on June 4, 2007. The increases were partially offset by a decrease in salaries and wages, primarily performance based bonuses.

Revenues by Channel/Segment:

Golf

Total revenues in the domestic golf channel in the second quarter increased 2.3% to $22.3 million from $21.8 million for same period last year. This is the third consecutive quarter in which revenues in the golf channel have increased. The increase in the second quarter was primarily driven by higher revenues from on-course golf retailers, partially off-set by lower revenues from off-course and off-price golf retailers over the comparable prior year quarter. The Company continues to experience competitive pressure and the effects of market consolidation in off-course specialty golf retail. As part of the Company’s effort to restore sales growth, management is implementing new sales management processes in both the on-course and off-course channels of distribution.

Corporate

Revenues for the corporate distribution channel were $5.4 million for the second quarter of fiscal 2008, a decrease of 18.1% as compared to the same period last year. The decrease in sales primarily resulted from certain customer events that occurred in the prior year quarter that did not recur in the comparable 2008 quarter and the Company’s strategic decision to discontinue sales to certain accounts. In the past the Company has experienced missed sales opportunities in this channel due to out-of-stock positions in selected styles. The Company believes that the narrowing of Corporate assortments will improve its inventory productivity and customer in-stock position.

Retail

Revenues for the retail distribution channel were $3.1 million for the second quarter of fiscal 2008, a decrease of 52.0% from the second quarter of fiscal 2007. The retail channel experienced a decline in the second quarter primarily due to account consolidation in the channel as well as a decision by the management team to strategically exit a number of underperforming doors. The Company will seek to continue to improve its brand positioning by focusing on premium retail accounts and doors within the channel.

Collegiate/Racing (The Game®/Kudzu®)

Second quarter of fiscal 2008 revenues for Gekko Brands, LLC were $11.8 million, an increase of 20.0% over the second quarter of fiscal 2007. This increase was primarily driven by improved penetration within its NASCAR channel combined with an additional increase as a result of having exclusive vendor rights for the 50th running of the Daytona 500. These increases were partially offset by the absence in the second quarter of 2008 of certain corporate event revenues that occurred during the second quarter of fiscal 2007 and a decline in the Outdoor Direct catalog sales.

Company-owned Outlet Stores

Revenues from the Company-owned stores were $2.2 million for the second quarter of fiscal 2008, a decrease of 14.2% from the second quarter of fiscal 2007. The decrease was largely due to the difficult retail environment.

International

International revenues (including Ashworth U.K. Ltd.) increased 2.9% to $13.1 million for the second quarter of fiscal 2008, an increase of $0.4 million over the same period last year. The increase is largely due to the timing of the shipment of certain orders which were delayed from the first quarter to the second quarter due to first quarter distribution center inefficiencies resulting from the implementation of a new ERP system at the U.K. facility as well as the favorable effect of currency exchange rates.

Balance Sheet:

Net accounts receivable decreased 3.7% to $44.2 million from $45.9 million in the prior year, commensurate with the 3.4% decrease in revenues for the second quarter. Net inventory decreased 1.4% to $52.4 million as of April 30, 2008 as compared to $53.1 million for the same period last year.

Income Taxes:

The effective tax rate for the income tax provision for the three months ended April 30, 2008 and 2007 was 32% and 518%, respectively. The decrease in the effective rate for the current period as compared to the same period of the prior fiscal year is primarily due to discrete one-time charges in the second quarter of the prior fiscal year of $1.3 million to establish a valuation allowance against non-originating deferred tax assets and a $1.6 million valuation allowance against originating deductible temporary differences.

Conference Call:

Investors and all others are invited to listen to a conference call discussing second quarter results, today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). Domestic participants can access the conference call by dialing 800-762-8779. International participants should dial 480-248-5081. Callers should ask to be connected to Ashworth’s second quarter earnings teleconference or provide the conference ID number 3885458. The call will also be broadcast live over the Internet and can be accessed by visiting the Company's investor information page at www.ashworthinc.com.

About Ashworth, Inc.

Ashworth, Inc. (NASDAQ: ASHW) is a leading designer of men’s and women’s golf-inspired lifestyle sportswear distributed domestically and internationally in golf pro shops, resorts, upscale department and specialty stores and to corporate customers. Ashworth’s three market-leading brands include: Ashworth Collection (TM), a range of upscale sportswear designed to be worn on and off-course; Ashworth Authentics (TM), which showcases popular items from the Ashworth line; and Ashworth Weather Systems®, a technical performance line. Ashworth is also an Official Apparel Licensee of Callaway Golf Company.

Ashworth is also a leading designer, producer and distributor of headwear and apparel under The Game® and Kudzu® brands. The Game is a leading headwear brand in collegiate bookstores and Kudzu products are sold into the NASCAR/racing markets and through outdoors sports distribution channels, including fishing and hunting. Ashworth is also the exclusive on-site event merchandiser for the Kentucky Derby.

For more information, please visit the Company’s Web site at www.ashworthinc.com.

Forward-Looking Statements

This press release contains forward-looking statements related to the Company’s market position, finances, operating results, marketing and business plans and strategies within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words “believes,” “anticipates,” “expects,” “predicts,” “estimates,” “projects,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, changed circumstances or unanticipated events unless required by law. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the uncertainties associated with implementing a successful transition in executive leadership, successful resolution of the current dispute with Callaway Golf, the impact of borrowing base limitations in the Company’s new credit facility, the evaluation of strategic alternatives that may be presented, timely development and acceptance of new products, as well as strategic alliances, the integration of the Company's acquisition of Gekko Brands, LLC, the impact of competitive products and pricing, the success of the Sun Ice® and Callaway Golf apparel product lines, the preliminary nature of bookings information, the ongoing risk of excess or obsolete inventory, the potential inadequacy of booked reserves, the successful operation of the distribution facility in Oceanside, CA, the successful implementation of the Company's ERP system, and other risks described in Ashworth, Inc.'s SEC reports, including the annual report on Form 10-K for the year ended October 31, 2007, the quarterly reports on Form 10-Q filed thereafter and amendments to any of the foregoing reports, including the Form 10-K/A for the year ended October 31, 2007.

ASHWORTH, INC.
Consolidated Statements of Income
Second Quarter and Six Months ended April 30, 2008 and 2007
(Unaudited)	Summary of Results of Operations
	2008	2007
SECOND QUARTER
Net Revenue	$57,826,000	$59,864,000
Cost of Sales	33,438,000	36,623,000
Gross Profit	24,388,000	23,241,000
Selling, General and Administrative Expenses	22,781,000	21,841,000
Income from Operations	1,607,000	1,400,000
Other Income (Expense):
Interest Income	20,000	21,000
Interest Expense	(715,000)	(771,000)
Other Income (Expense), net	446,000	(44,000)
Total Other Expense, net	(249,000)	(794,000)
Income Before Provision for Income Taxes	1,358,000	606,000
Provision for Income Taxes	431,000	3,139,000
Net Income (Loss)	$927,000	($2,533,000)

Income (Loss) Per Share – BASIC	$0.06	($0.17)
Weighted Average Common Shares Outstanding	14,714,000	14,520,000

Income (Loss) Per Share – DILUTED	$0.06	($0.17)
Adjusted Weighted Average Shares and Assumed Conversions	14,714,000	14,520,000

SIX MONTHS
Net Revenue	$92,345,000	$98,136,000
Cost of Sales	55,459,000	59,278,000
Gross Profit	36,886,000	38,858,000
Selling, General and Administrative Expenses	42,143,000	40,958,000
Loss from Operations	(5,257,000)	(2,100,000)
Other Income (Expense):
Interest Income	50,000	58,000
Interest Expense	(1,722,000)	(1,372,000)
Other Income (Expense), net	1,056,000	(60,000)
Total Other Expense, net	(616,000)	(1,374,000)
Loss Before Provision for Income Taxes	(5,873,000)	(3,474,000)
Provision for Income Taxes	623,000	1,507,000
Net Loss	($6,496,000)	($4,981,000)

Loss Per Share – BASIC	($0.44)	($0.34)
Weighted Average Common Shares Outstanding	14,714,000	14,520,000

Loss Per Share - DILUTED	($0.44)	($0.34)
Adjusted Weighted Average Shares and Assumed Conversions	14,714,000	14,520,000

ASHWORTH, INC.
Consolidated Balance Sheets
As of April 30, 2008 and 2007
(Unaudited)
	April 30,	April 30,
ASSETS	2008	2007

CURRENT ASSETS
Cash and Cash Equivalents	$3,481,000	$4,227,000
Accounts Receivable-Trade, net	44,181,000	45,874,000
Inventories, net	52,380,000	53,125,000
Other Current Assets	7,136,000	8,990,000
Total Current Assets	107,178,000	112,216,000

Property and Equipment, net	34,909,000	38,802,000
Other Assets, net	25,344,000	25,694,000
Total Assets	$167,431,000	$176,712,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Line of Credit Payable	$39,342,000	$29,470,000
Current Portion of Long-Term Debt	883,000	6,039,000
Accounts Payable – Trade	12,664,000	11,514,000
Other Current Liabilities	9,795,000	11,082,000
Total Current Liabilities	62,684,000	58,105,000

Long-Term Debt	10,939,000	11,456,000
Other Long-Term Liabilities	1,780,000	2,032,000
Stockholders’ Equity	92,028,000	105,119,000
Total Liabilities and Stockholders’ Equity	$167,431,000	$176,712,000

CONTACT:
Ashworth, Inc.
Allan H. Fletcher, CEO
Eddie J. Fadel, President
Greg W. Slack, CFO
760-929-6100